Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-1 Zhong Yuan Bio-Technology Holdings Limited as of our report dated August 16, 2021 relating to the consolidated financial statements and schedules of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2021 and 2020, and for the years ended March 31, 2021 and 2020, and our report dated August 17, 2020, relating to the consolidated financial statements of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2020 and 2019, and for the years ended March 31, 2020 and 2019 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, December 13, 2022

PCAOB No. 2769